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                                                                 Exhibit 10.11


October 30, 1996



Mr. D. U. Hallman
Equifax Inc.
1600 Peachtree Street, N.W.
Atlanta, GA 30309

Dear Don:

As you and I have discussed, as a consequence of a reorganization of the Company, your position as Chief Financial Officer of Equifax Inc. will be restructured and the new position will be filled by another person, effective November 1, 1996. We will begin the transition process immediately, and I know I can count on your support to accomplish this as smoothly as possible. In our discussions you have indicated that you understand that the Company had originally intended that your services would terminate November 1 but you have asked that your employment be continued as a Senior Vice President for a period of time in order to increase your benefits provided by the Company. This will also accommodate an appropriate transition.

In recognition of these restructuring circumstances and your many years of service to the Company, I will recommend that the Management Compensation Committee approve certain actions for your benefit, at their meeting on October 31, 1996. The following is a recap of the severance and other benefits to which you will be entitled, including certain enhancements to those benefits, so that we both may be clear about them. The benefits described below are based upon a retirement date of January 31, 1997, and are conditioned upon your remaining an employee in good standing until that date, and are subject to the provisions of the plans in question.

1. Supplemental Executive Retirement Plan: Although you would not have attained age 55 at the initially proposed termination date of November 1, you will have attained that age prior to the delayed termination date of January 31, 1997. As referred to below, my recommendation contemplates paying a portion of your 1996 incentive award in January. As a consequence, your SERP benefit will be substantially increased so that, calculated on a life annuity basis and including your benefit under the U.S. Retirement Income Plan, instead of $113,444 per year, you will receive a total of $208,244 per year. This is a result of both the extension of employment and payment of a portion of your 1996 incentive award early in the amount of $129,850.

2. Severance Pay Plan: According to the terms of the Plan, because your termination is a consequence of reorganization, you would be entitled to 49 weeks of severance which totals $197,911. We have agreed, in light of the other enhanced benefits described in this letter, that no payment will be made to you under the Severance Pay Plan, and you hereby release the Company for any payment obligation pursuant to the Severance Pay Plan.

3. RESTRICTED STOCK GRANT (JANUARY 1995): Although this grant and the corresponding cash bonus will not vest until December 31, 1998, I am recommending that this grant and cash bonus vest 100% on January 31, 1997. This represents 10,000 shares of Equifax stock with a cash bonus of 75% of the value of the shares at the time of vesting. This represents, at $31.00 per share, a value of $542,500.
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4.   RESTRICTED STOCK IN LIEU OF DEFERRED BONUSES PAYABLE JANUARY 1995 AND 1996:
     These stock grants will be fully vested on January 31, 1997.

5. 1996 EXECUTIVE INCENTIVE PLAN (EIP): You will be eligible for your 1996 annual incentive in accordance with the terms of the Plan and the satisfaction of the various performance goals applicable to you. Our current projection for your EIP award is a bonus of approximately 77.5% of salary paid during 1996. A portion of this bonus ($129,850) will be paid in January 1997 and the balance you have earned will be paid in February 1997, upon final action by the Management Compensation Committee. The amount of your January 1997 payment represents a retirement "equity" measure to neutralize any reduction in your pension benefit from the level projected for a February 1997 retirement date (which would have included your full 1996 annual incentive). The process used to neutralize the effect of a January 1997 retirement versus a February 1997 retirement was to project the final average earnings as of the end of February 1997 including an estimated incentive award of $162,750 and then provide for an equivalent final average earnings for your retirement calculation effective January 31, 1997. To comply with the terms of the Plan, this requires an additional advance payment of $129,850 in January 1997, which will bring the total of the past 36 months of salary and incentive pay to the projected total. As you are aware, if we had paid your entire bonus in January 1997, the final average earnings used to calculate your retirement benefits would have been inconsistent with our practice, and inappropriate, because it would have overstated your retirement benefit by including 100% of four incentive payments within a three year period.

6. STOCK OPTIONS: Your outstanding vested stock options as of November 1, 1996 includes 87,000 shares at various prices. This number will increase to 120,750 shares on January 31, 1997 provided you continue employment with the Company and do not exercise any outstanding options prior to this date. The vested stock options will be exercisable for 60 months following your retirement, with the exception of the July 25, 1990 grant; it remains exercisable for 36 months. Remember that ISO or qualified tax treatment on all options will expire 90 days following retirement, and you should review the potential tax consequences of this.

7. PERFORMANCE SHARE PLAN AWARDS: Consistent with the terms of the Plan, outstanding Performance Share Awards for 1995 - 1997 and 1996 - 1998 will remain in effect and will be pro-rated according to your length of participation during each award period and paid subject to satisfaction of the established performance for each award. There will be no pro-ration for the 1994 - 1996 award. All participants will be paid in February of each year following the conclusion of each performance period.

8. FINANCIAL PLANNING AND TAX SERVICES: You will be eligible to continue to use Arthur Andersen for your financial planning and tax preparation at the Company's expense through December 31, 1998 object to the program maximum of $15,000 per annum.

9. ACCRUED VACATION: As a result of continuing your employment to January 31, 1997, you will be entitled to receive payment for your 1997 vacation (5 weeks). It is understood that you will be on paid vacation during January, 1997 and the Company will pay the balance at the time of retirement.

10.  EXECUTIVE LOAN: Your executive loan of $50,000 plus interest will be due
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     January 31, 1997.  Your interest reimbursement from the Company will be consistent with our normal practice and pro-rated. This payment can be netted out of your bonus and or vacation payment, if you desire.

11. OTHER POST EMPLOYMENT BENEFITS: You are also eligible for the normal post-retirement benefits consistent with the plan provisions provided for by the various retirement, life and health plans sponsored by the Company, including the benefits provided by the U.S. Retirement Income Plan (as referenced above), retiree medical coverage currently provided under the Comprehensive Major Medical Plan and post-retirement life insurance currently provided under the Basic Life Insurance Plan; these benefits are subject to the Company's right to revise or terminate the plans at any time in the future, of course. Additionally, you are eligible to continue certain coverages under COBRA. All of this information will be provided in your formal retirement papers which will be provided to you during December.

As further consideration for the promises contained in this letter, you agree to make no adverse comments about the Company or its employees to the media or to any other party. Should you make any such disparaging remarks, the enhanced benefits will terminate. Equifax will similarly make no adverse comments to the media or third parties concerning your service or performance of duties for the Company.

In order to obtain the enhanced benefits described in this letter, you will need to execute a release consistent with the standard General Release which is part of the Severance Pay Plan, a copy of which is attached for your signature. In order for you to be eligible for the enhancements described herein, you must sign and return the General Release within 21 days of the meeting of the Management Compensation Committee on October 31, 1996. A summary of the benefits described herein is attached for your convenience.

Please let me know if any portion of this letter or the attachments is unclear or does not reflect your understanding of our arrangement. If this letter reflects your understanding of our agreement, please execute and return the enclosed copy, and it will be effective upon the Management Compensation Committee's approval on October 31, 1996.

Sincerely,


/s/ D. W. McGlaughlin
--------------------
D. W. McGlaughlin

Agreed to and accepted this 18th day of November, 1996.

/s/D. U. Hallman
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                                GENERAL RELEASE

THIS GENERAL RELEASE ('Release') is entered into on the date(s) signed below by and between Equifax Inc. ("Equifax"), a Georgia corporation, and Donald U. Hallman ("Employee"), an employee of Equifax.

                                    RECITALS

A. Equifax has agreed to make certain enhanced severance benefits available to Employee upon the anticipated termination of Employee's employment with Equifax, as described in a letter dated October 30, 1996 (the "Severance Plan").

B. The terms of the Severance Plan provide that Employee is eligible for benefits only if, among other conditions, the Employee signs the Release and the Release becomes effective and irrevocable.

C. Employee desires to qualify for benefits offered under the Severance Plan by signing the Release.

D. In consideration of the mutual promises contained herein, Equifax and Employee agree as follows:

     1.  Consideration: In consideration for Employee's agreement to release all
         -------------
     claims described in paragraph 2 below, Employee will receive the benefits described in the Severance Plan. Employee acknowledges that, but for execution of this Release, Employee would not be entitled to receive this consideration. The amount of consideration shall be determined pursuant to the terms of the Severance Plan. This Release will continue in force and effect even if some portion of the consideration provided under the Severance Plan is returned to Equifax as a result of the Employee's reemployment in any salaried capacity by Equifax or any of its affiliates.

     2.  Release: As a consideration for the benefits extended to Employee under
         -------
     the terms of this Release, benefits to which Employee acknowledges that Employee would not otherwise be entitled, Employee agrees for Employee, Employee's heirs, executors, administrators, successors and assigns to forever release and discharge Equifax and its subsidiaries, related companies, successors and assigns, officers, directors, agents, employees, and former employees from any and all claims, debts, promises, agreements, demands, causes of actions, losses and expenses of every nature whatsoever known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Acceptance Date of this Release, or arising out of or in connection with Employee's employment by and leaving Equifax and any affiliate of Equifax. This total release includes, but is not limited to, breach of contract (express or implied) including breach of the implied covenant of good faith and fair dealing; intentional infliction of emotional harm; wrongful discharge; violation of public policy; defamation; invasion of privacy, impairment of economic opportunity; negligent infliction of emotional distress; or any other tort; any claims for punitive, compensatory, and retaliatory discharge damages, back or front pay claims and fringe benefits; attorney's fees; the Civil Rights Act of 1866, 42 U.S.C. section 1981, as amended; Title VII of the Civil Rights Act of 1964, 42 U.S. C. section 2000(e) et seq., as amended; the Age Discrimination in
                                -------
     Employment Act of 1967, 29 U.S.C. section 621 et. seq., as amended; the
                                                   --------
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     Rehabilitation Act of 1973, 29 U.S.C. section 701, et. seq., as amended;
                                                        --------
     the Older Workers' Benefit Protection Act, 42 U.S.C. section 621 et. seq.,
                                                                      --------
     the Americans with Disabilities Act of 1990, 42 U.S.C. section 12101 et.
                                                                          ---
     seq., as amended; the False Claims Act, 31 U.S.C. section 3729, et seq., as
     ----                                                            -------
     amended; or any other federal, state, or municipal statute or ordinance or common law claim relating to discrimination in employment or otherwise regulating the employment relationship, or regulating the health or safety of the work place. This Release does not extend to unpaid accrued vacation available, vested pension benefits, unemployment compensation claims, or workers' compensation claims.

     3.   No Pending or Future Lawsuits: Employee represents that Employee has
          ------------------------------
     no lawsuits, claims or actions pending in Employee's name, or on behalf of any other person or entity, against Equifax or any other person or entity referred to herein. Employee also represents that Employee does not intend to bring any new or different claims on Employee's own behalf or on behalf of any other person or entity against Equifax and/or its subsidiaries, related companies, successors and assigns, officers, directors, agents, employees and former employees. Moreover, Employee hereby promises, warrants, represents and covenants that Employee will file no claim, lawsuit, or other action on Employee's or any other person or entity's behalf against Equifax and/or any other person or entity referred to herein based on any actions taken, circumstances, consequences, or conduct occurring during Employee's employment by and leaving of Equifax and/or any affiliate of Equifax. Employee understands that the consideration set forth in this Release constitutes the sole sums Employee can recover from Equifax and/or any other person or entity referred to herein for any litigation arising from actions taken, circumstances, consequences, and/or conduct that occurred during Employee's employment by and/or leaving of Equifax and/or any affiliate of Equifax. Employee agrees that Employee will not seek or apply for reemployment, employment, or independent contractor status with Equifax, other than upon the request of Equifax.

     4.  Covenant Not to Sue: Employee agrees that Employee will not file any
         --------------------
     action, or suit contesting the legality of the ending of Employee's employment or the validity of this Release or attempting to negate, modify, or reform this Release. Employee warrants and represents that Employee has not assigned or in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this Release.

     5.  Enforcement of Agreement: The parties hereto agree that each provision
         -------------------------
     of this Release is a material provision and that failure of any party to perform any one provision hereof shall be the basis for voiding the entire Release at the option of the other party, or for pursuing an action at law for such breach. Any party may waive or excuse the failure of any other party to perform any provision of this Release, provided, however, that any such waiver shall not preclude the enforcement of this Release upon any subsequent breach, whether or not similar in character, to any waived breach. Upon any breach by Employee, Equifax may cease any future payments. The parties further agree that in the event that suit is instituted to enforce any of the rights of the parties to this Release, the prevailing party in such litigation shall be entitled, as additional damages, to reasonably incurred attorneys' fees and costs incurred in the enforcement of this Release.

     6.  Effective Date of Release: Employee is entitled to review and consider
         --------------------------
     this Release for twenty-one calendar days following the date of receipt of
                      ---------------------------------------------------------
     the Release (the "Receipt Date") before signing and returning this Release
     -----------
     to Equifax. If Employee does not accept the terms of this Release in writing and deliver the executed Release to Equifax within twenty-one days following the Receipt Date, no benefits will be payable to the Employee under the Severance Plan. For a period of seven calendar days followinq
                                ---------------------------------------------
     the date of Employee's execution of this Release (the "Acceptance Date"),
     --- --------------------------------------------
     Employee may revoke this Release ("Revocation Period"). Employee may revoke this Release only by giving Equifax formal, written notice of Employee's revocation of this Release to the name and address set forth in paragraph (c) of Section 12 of this Release, to be received by Equifax by the close of business on the seventh day following Employee's execution of this Release. This Release shall not become effective in any respect until the Revocation Period has expired without notice of revocation. In the absence of Employee's revocation of this Release, the eighth day after
                                                       --------------------
     Employee's execution of this Release shall be the "Effective Date" of this
     ------------------------------------------------------------------
     Release, at which time the rights of all parties under this Release become fully enforceable.

     7. Performance of Release: Each of the parties signing this Release
        -----------------------
     warrants and represents that he shall execute and deliver any and all instruments, agreements, documents or other writings, and shall perform all other acts deemed to be necessary to effect the terms and purposes of this Release.

     8.  Other Releases: This Release constitutes a single, integrated, written
         ---------------
     contract expressing the entire understanding between the parties with respect to the subject matter hereof. No covenants, agreements, representations or warranties of any kind whatsoever, whether oral, written or implied, have been made by any party hereto, except as specifically set forth in this Release. All prior discussions, agreements, understandings and negotiations have been and are merged and integrated into, and are superseded by, this Release with respect to the subject matter hereof. However, the provision of any written agreements between the Company and the employee which by their terms continue beyond the ending of employment, shall continue in full force and effect and shall not be affected by the terms of this General Release.

     9.  Modification: No cancellation, modification, amendment, deletion,
         -------------
     addition, or other changes in this Release or any provision hereof or waiver of any right herein provided shall be effective for any purpose unless specifically set forth in a written agreement signed by both Employee and an authorized representative of Equifax.

     10.  Construction and Severability: In the event that any provision of this
          ------------------------------
     Release shall be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect. The parties agree and intend that no provision of this Release should be considered in a legal or agency proceeding to be void, voidable or unenforceable if it can be interpreted or modified to read in a way that is legal and enforceable.

     11. Acknowledgment: Employee warrants and represents to Equifax as follows:
         ---------------

     (a) Employee has had ample time to review all of the provisions of this Release and fully understands it and the choices with respect to advisability of making the Release provided herein.

     (b) Employee has been encouraged by Equifax to review all of the provisions of this Release with independent legal counsel and other advisors, and has had the opportunity to pursue such a review.

     (c) Employee acknowledges that Employee has entered into this Release by Employee's free will and choice without any compulsion, duress, or undue influence from anyone.

     (d) Employee does not have any actions pending against Equifax and/or its subsidiaries, related companies, successors and assigns, officers, directors, agents, employees and former employees, that address claims that are released under the terms of this Release, and that no such claims will be filed during the Revocation Period of this Release without the formal notification of Employee's revocation of this Release.

     (e) Employee understands that if Employee is re-employed by Equifax, any unpaid severance pay will not be paid. If severance pay is paid in a lump sum and Employee is rehired, Employee must repay the severance pay attributable to the time after the reemployment date. If Employee is rehired at a lower salary, the difference between the severance pay and the lower salary will continue through the severance period.

     (f) Employee understands that if Employee has a loan from Equifax, is in possession of Equifax property, or is otherwise indebted to Equifax, severance pay will not be paid until arrangements have been made regarding these obligations. If satisfactory arrangements are not made, such obligations to Equifax will be deducted from Employee's severance pay.

     12.  Notice.
          ------

          (a) This Release, and any revocation of this Release or other required communication, shall be deemed to be delivered to and received by Equifax at the address set forth in paragraph (b) below on the date postmarked if it is sent by US first class, registered or certified mail, return receipt requested, postage prepaid. Employee may send this Release to the address set forth in paragraph (b) below using any other means (including personal delivery, overnight delivery service, expedited courier, messenger, or facsimile), but the Release will be deemed to have been received by Equifax only when it actually is received by Equifax.

          (b) The Release, revocation of this Release and any other communication which is required or permitted to be delivered to Equifax hereunder shall be addressed as follows:

               Equifax Inc.
               1600 Peachtree Street, NW
               Atlanta, Georgia 30309
               Attention: Benefits Administration Severance Unit - H-13 Facsimile number (404) 885-8748 or to such other address as Equifax may have specified in a notice duly given to the Employee.

The undersigned further state they have carefully read this Release, know and understand its contents, and that they execute it as their own free act and deed.


EQUIFAX INC.

By: /s/ D. W. McGlaughlin
   ----------------------
Name:  D. W. McGlaughlin

Date of Equifax Signature:  October 30, 1996

Receipt Date:  October 31, 1996
               (Date of actual delivery if by hand or five days after mailing)


EMPLOYEE

By:  /s/ Donald U. Hallman
     ----------------------

Acceptance Date:  November 18, 1996

Name:  Donald U. Hallman

Address:  2244 Spencers Way, Stone Mountain, Georgia 30087

Social Security Number:  ###-##-####

Notice to employee: You must return the entire five-page General Release to the above address - if you return only this page, your severance pay cannot be processed.